 EXHIBIT 4.5

AMERICAN WATER STAR, INC.

10% CONVERTIBLE NOTE PURCHASE AGREEMENT

      THIS 10% CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this "Agreement"), dated as of _________, 2003, is between AMERICAN WATER STAR, INC., a Nevada corporation (the "Company"), and the individuals named in Schedule 1 attached hereto, their successors and assigns (individually, a "Purchaser" and together, the "Purchasers"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Article V.

RECITALS

      WHEREAS, the Company has authorized the sale of 10% Convertible Notes in an aggregate principal amount of up to $1,500,000 (the "Notes"), convertible into shares of the Company's common stock, $0.0001 par value per share (the "Common Stock"); and

      WHEREAS, this Offering will close on the earlier of (a) the date the aggregate principal amount of $1,500,000 of Notes are sold, or (b) June 30, 2003; and

      WHEREAS, Purchasers desire to purchase the Notes on the terms and conditions set forth herein; and

      WHEREAS, the Company desires to issue and sell the Notes to Purchasers on the terms and conditions set forth herein.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AUTHORIZATION AND SALE OF THE NOTE AND NOTES

      1. 1 Authorization. The Company has, prior to the date of this Agreement, (i) authorized the issuance and sale of the Notes to the Purchasers, and (ii) authorized the issuance of, and reserved for issuance shares of Common Stock upon the conversion of the Notes. The form of Notes is annexed hereto as Exhibit A. The Notes will have a Maturity Date (as defined in the Notes) six months from the date of issuance. Collectively, the Notes and the Common Stock issuable upon conversion of the Notes are referred to as the "Securities."

      1.2 Sale of the Notes to the Purchasers. Subject in all respects to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, the Company agrees to sell to each Purchaser (and such Purchaser agrees by executing and delivering a signature page hereto to purchase from the Company) a Note in the original principal amount set forth opposite each respective name on Schedule 1, for an aggregate purchase price set forth opposite each respective name on Schedule 1.

      1.3 Delivery of the Notes to the Purchasers. Upon the execution and delivery by the Purchasers of a signature page to this Agreement, the Company will deliver to each Purchaser, a Note, duly executed and registered in each Purchaser's name against payment by the Purchasers of the aggregate purchase price therefor paid to the Company. The Notes purchased by the Purchasers shall accrue interest on the unpaid principal amount outstanding from time to time from the date of issuance until paid at the rate of 10% per annum.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Purchasers as set forth below, and the Company acknowledges that the Purchasers are entering into this Agreement in reliance on the truth and accuracy of such representations and warranties.

      2.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the requisite legal and corporate power to own all the properties owned by it, and to conduct its business as presently being and as proposed to be conducted by it.

      2.2 Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement and the Related Agreements to which it is a party and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements to which it is a party. The Company has the legal and corporate power to issue the Notes and the shares of Common Stock issuable upon conversion of the Notes.

      2.3 Authorization: Enforceability. All corporate action on the part of the Company, and its directors and shareholders, necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, for the authorization, issuance and delivery of the Notes, and the shares of Common Stock issuable upon conversion of the Notes has been taken. This Agreement and the Related Agreements are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by the availability of equitable remedies.

      2.4 Authorized and Outstanding Capital Stock. The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 150,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of Preferred Stock, par value $0.0001 per share, 4,100,000 of which are designated Series A Convertible Preferred Stock. As of November 4, 2002, there were 6,789,704 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of such outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. The Company has authorized (i) the issuance and sale to the Purchasers of an aggregate of up to $1,500,000 principal amount of the Convertible Notes and (ii) the issuance upon conversion of the Convertible Notes of the Shares of the Company's Common Stock into which such Convertible Notes are convertible in accordance with Article VI of this Agreement.

      2.5 Validity of Shares. The shares of Common Stock issuable upon conversion of the Notes have been duly and validly reserved by the Company and, upon issuance in accordance with the conversion provisions of the Notes will be duly and validly issued, fully paid, nonassessable.

      2.6 Commission Filings and Financial Statements. The Company has heretofore made available to the Purchasers true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by the Company with the Securities and Exchange Commission (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "Company SEC Filings"). The Company SEC Filings constitute all of the documents (other than preliminary materials) that the Company was required to file with the Commission at the time of such filing. When filed with the Commission the financial statements included in the Company SEC Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto). On November 19, 2002, the Company filed an Amended Current Report on Form 8-K which includes the pro forma financial statements reflecting the financial condition of the Company as a result of the rescission of the Acquisition Agreement between the Company and Water Star Bottling, Inc. Details of the rescission are contained in the Company's Current Report on Form 8-K filed with the Commission on September 19, 2002.

      2.7 Absence of Material Undisclosed Liabilities. The Company does not have any material liabilities (fixed or contingent, except for payroll tax liabilities due or to become due) which are, or indebtedness which is, not fully reflected or provided for in the Unaudited Balance Sheet, other than trade payables and accruals incurred in the ordinary course of business since the date of the Unaudited Balance Sheet and executory contracts entered into in the ordinary course of business.

      2.8 Litigation. Except as disclosed in the Company SEC Filings, to the knowledge of the Company, there is no action, suit or proceeding pending, or threatened, against the Company before any court, administrative agency or arbitrator which could reasonably be expected to result in any material adverse change in the business, properties, condition (financial or otherwise) of the Company, taken as a whole, or which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement or the Convertible Notes.

      2.9 Consents. All material consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, including state securities commissions, required in connection with the Company's valid execution, delivery or performance of this Agreement and the Related Agreements to which it is a party, the offer, sale and issuance of the Notes and the consummation of any other transaction contemplated on the part of the Company hereby or thereby have been obtained or made.

      2.10 Compliance with Law and Other Instruments. The Company is not in violation of any term of its Articles of Incorporation or By-Laws. The Company is not in violation of the provisions of any material note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Company is a party or by which it or any of its assets may be bound. To the knowledge of the Company, the Company has all material franchises, permits, licenses and approvals necessary to conduct its respective business as presently conducted. To the knowledge of the Company, the Company is not in violation of any term or provision of any such material franchise, permit, license or approval, or any-material law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Company, or any of its assets.

      2.11 No Violation. None of the execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, the fulfillment by the Company of the terms hereof or thereof, will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Company, (b) result in a default or breach, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Company is a party or by which it or any of its respective assets may be bound or (c) to the knowledge of the Company, violate any material law (including, but not limited to, any Environmental Law), judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Company or any of its assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Each Purchaser hereby severally and not jointly represents and warrants to the Company with respect to itself or himself as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

      3.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

      3.2 Investment Representations. Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement.

      3.3 Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment until the Securities are registered pursuant to the Securities Act, or an exemption from registration is available.

      3.4 Acquisition for Own Account. Purchaser is acquiring the Notes for Purchaser's own account for investment only, and not with a view towards their distribution.

      3.5 Purchaser Can Protect Its Interest. Purchaser represents that by reason of his/her/its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

      3.6 Accredited Investor. Each Purchaser acknowledges that a purchase of the Convertible Notes is only available to a Purchaser who is an "accredited investor." In connection therewith, each Purchaser, by his/her/its signature on the Signature Page hereof, represents and warrants to the Company that he/she/it qualifies as an "accredited investor" within the meaning of Regulation D, since he/she/it meets one of the following standards for determination of "accredited investor" status of Regulation D set forth below:

(a) Any broker or dealer registered pursuant to Section 15 of the Exchange Act;

(b) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(c) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(d) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

(e) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

(f) Any entity in which all of the equity owners are "accredited investors".

      3.7 Available Information. Each Purchaser hereby represents that it (i) has been made available and has access to the Company's SEC Reports, and (ii) has had the opportunity to ask questions and receive answers from the Company concerning the Company's SEC Reports and the terms and conditions of the offering of the Convertible Notes and to obtain any documents relating to the Company which are publicly available and any additional information or documents relating to the Company which the Company possesses or can acquire without unreasonable effort or expense.

      3.8 Regulatory Compliance. Purchaser agrees that Purchaser will comply with all relevant rules and regulations of the Securities Exchange Act of 1934, as amended, including the provisions of Regulation M promulgated thereunder.

      3.9 Legends.

(a) The Notes shall bear the following legend until the Notes and Conversion Shares are covered by an effective registration statement filed with the SEC:

"THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN WATER STAR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

(b) The Conversion Shares shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE."

      3.10 Confidentiality. The Purchaser agrees that it will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

ARTICLE IV

COVENANTS OF THE COMPANY

      The Company covenants and agrees with the Purchasers as follows:

      4.1 Stop-Orders. The Company will advise the Purchasers, promptly after it receives notice of issuance by the SEC any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

      4.2 Market Regulations. The Company shall notify the SEC and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to Purchasers and promptly provide copies thereof to Purchasers.

      4.3 Reporting Requirements. (a) Until at least six (6) months after the conversion of the Notes, the Company will (i) cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, (ii) comply in all material respects with its reporting and filing obligations under the Exchange Act, (iii) comply with all reporting requirements that is applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the Exchange Act, and (iv) will use its commercial best efforts to continue the listing of the Common Stock on the NASD OTC Bulletin Board or other applicable exchange. The Company will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said Acts until the sale by the Purchasers of all the Securities issuable by the Company pursuant to this Agreement.

      4.4 Access to Facilities. For so long as 20% of the principal amount of the Notes is outstanding, the Company will permit any representatives designated by the Purchasers (or any transferee of the Purchasers), so long as such person holds any Securities upon twenty-one (21) days notice and during normal business hours, at such person's expense and accompanied by a representative of the Company, to (a) visit and inspect any of the properties of the Company and (b) examine the corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom.

      4.6 Payment of Taxes. The Company will pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

      4.7 Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in reasonably good repair, working order and condition, normal wear and tear excepted, all material properties used in the business of the Company. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

      4.8 Books and Records. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

      4.9 Intellectual Property. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

      4.10 Confidentiality. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Purchaser, unless expressly agreed to by such Purchaser or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

ARTICLE V

DEFINITIONS

      5.1 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

(a) "Closing" means the closing of the sale and issuance of the Notes to the Purchasers pursuant to this Agreement.

(b) "Common Stock" means the shares of Common Stock, $.0001 par value per share, of the Company.

(c) "Environmental Laws" means all federal, state and local laws, ordinances and rules of common law relating to environmental, safety, or health matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Parent or its assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f- §§ 300j-11 et seq, the Occupational Safety and Health Act of 1970 (29 U.S.C. §§ 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous present or future federal, state, or local statutes, rules, and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court, or body of the federal government or any state or political subdivision thereof.

(d) "GAAP" means United States generally accepted accounting principles, consistently applied.

(e) "Indebtedness" of any Person means the principal of, premium, if any, and unpaid interest on (i) indebtedness for borrowed money, (ii) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, (iii) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, (iv) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property, and (v) renewals, extensions and refunding of any such indebtedness.

(f) "Lien" means any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance of every kind.

(g) "Note" means each of the Convertible Promissory Notes of the Company in favor of a Purchaser substantially in the form of Exhibit A hereto, as amended and in effect from time to time, and any notes issued in exchange for, or replacement of, all or any part of such note, and any extension, renewal, restatement or supplement to or of any such note.

(h) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(i) "Related Agreements" means the Notes.

(j) "Securities Act" means the Securities Act of 1933, as amended.

5.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a) "herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against either party as the principal draftsperson hereof or thereof;

(f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions;

(g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and

(h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

ARTICLE VI

CONVERSION RIGHTS

      The holders of the Notes shall have conversion rights as follows:

      6.1 Voluntary Conversion. At any time, commencing two (2) months after issuance, the holder of a Note may convert the then outstanding principal amount thereof, together with all accrued interest thereunder, at a conversion price of 50% discount to the previous 5-day average bid price per share (the "Conversion Price") into shares of Common Stock, provided, however, that in no event shall the Conversion Price be less than $0.25 or more than $1.00.

      6.2 Automatic Conversion. On the Maturity Date, the outstanding principal amount and all accrued interest on the Notes shall automatically be converted into shares of Common Stock at the then effective Conversion Price (defined above) in the event the Holder fails to deliver to the Company written notice of his intent to receive cash payment for the total indebtedness due under this Note no later than thirty (30) days prior to the Maturity Date as defined above.

      6.3 Mechanics of Conversion. Before any holder of a Note shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the Note duly endorsed "Cancelled" at the office of the Company, and shall give written notice to the Company at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued (the "Notice of Conversion"). The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the Note is either delivered to the Company as provided above, or the holder notifies the Company that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after delivery of such Note or such agreement of indemnification, in the case of a lost Note, cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided, except that no fractional shares of Common Stock shall be issued. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

      6.4 Adjustments to Conversion Price. In the event that this Company at any time or from time to time after the date hereof, shall declare or pay, without consideration, any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

      6.5 Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of a Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6.4, then the Conversion Price, as then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note shall be convertible into, or in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Notes immediately before that change.

      6.6 No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Notes and in the taking if all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment.

      6.7 Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Agreement, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of a Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Note, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

      6.8 Notices. In the event of any taking by the Company of a record of the holder of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to the holders of Notes at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

      6.9 Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares on conversion of the Notes pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

      6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized by unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval if any necessary amendment to this Agreement.

      6.11 Fractional Shares. No fractional shares shall be issued upon the conversion of the Notes. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

ARTICLE VII

REGISTRATION RIGHTS

      7.1 Within 30 days of the first of the following to occur:

(a) the Maturity Date of the last note issued in this offering, or

(b) the date on which all outstanding principal and accrued interest has been converted by all the holders of convertible notes issued in this offering the Company shall prepare and file with the Securities and Exchange Commission a registration statement under the Act in such form as is available for a registration of the shares of common stock issuable upon conversion of the Notes for resale by the named security holders and will use all reasonable efforts to cause the same to be declared effective by the SEC as soon as practicable thereafter. The Company shall not be required to keep any such registration statement effective for more than one hundred and eighty (180) days.

      7.2 All expenses in connection with the preparation and filing of a registration statement filed pursuant to Section 7.1 shall be borne solely by the Company, except for any transfer taxes payable with respect to the disposition of such Shares, and any underwriting discounts and selling commissions applicable solely to such sales of Shares, which shall be paid by the Holders of the Shares being registered.

ARTICLE VIII

MISCELLANEOUS

      8.1 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchasers.

(b) The obligations of the Company and the rights of the holders of the Securities under the Agreement may be waived only with the written consent of such holders of Securities. The rights of the holder of a Note may be waived only with the written consent of the holder of such Note.

      8.2 Representations and Warranties: Indemnification.

(a) All representations and warranties contained herein or in any of the Related Agreements or made in writing by any party in connection herewith or therewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of the Purchasers or any other holder of all or any part of the Note.

(b) The Company will defend, indemnify and hold the Purchasers or any other holder of all or any part of the Note harmless from and against any and all actions, suits, losses, damages, liabilities, claims, obligations and expenses (including, but not limited to, legal fees and court costs) ("Losses"), whether or not resulting from judgments or arbitration awards, that shall be suffered or incurred by such Purchasers or holder, as the case may be, resulting from or arising out of any breach of any of the representations, warranties or covenants of the Company contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Company hereunder or thereunder.

(c) Each Purchaser will, jointly and severally, defend, indemnify and hold the Company harmless from and against any and all Losses, whether or not resulting from judgment or arbitration awards, that shall be suffered or incurred by the Company resulting from or arising out of any breach of any of the representations, warranties or covenants of the Purchasers contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Purchasers hereunder or thereunder.

      8.3 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, however, that neither party shall assign (by operation of law or otherwise) this Agreement or any part hereof or any obligation hereunder without the prior written consent of the Company or the holder or holders of a majority of the outstanding principal amount of the Notes, as the case may be. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers or any holder of all or any part of the Note are also for the benefit of, and enforceable by, any subsequent holders of all or any part of the Note. Neither the Note nor the Notes may be transferred unless such transfer is registered under the Securities Act or unless an exemption from such registration is available, which exemption shall be established either by an opinion of counsel delivered by the holder or holders of a Note or Notes being transferred or by other customary means.

      8.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

      8.5 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, by certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

If to the Company, to:

American Water Star, Inc.
4560 S. Decatur Blvd., Suite 204
Las Vegas, NV 89103
Attn: Thomas F. Krucker, Chairman
Telephone: (702) 740-7036
Facsimile: (702) 740-7037

With copy to:

Sean P. Flanagan, Esq.
Chapman & Flanagan, Ltd.
777 N. Rainbow Blvd., Suite 390
Las Vegas, Nevada 89107
Telephone: (702) 650-5660
Facsimile: (702) 650-5667

If to the Purchasers, to the addresses specified on Schedule 1 hereto.

      8.6 Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Nevada (without regard to principles of conflicts of law).

      8.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

      8.8 Exchange of Note. Upon surrender by any holder of the Note to the Company of the Note, the Company at its expense will issue in exchange therefor, and deliver to such holder, a new Note or Notes, in such principal amount or amounts as may be requested by such holder. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Company (provided that in the case of either Purchaser or an institutional investor, such holder's own agreement shall be deemed satisfactory to the Company), or in case of any such mutilation, upon surrender and cancellation of such Note, the Company at its expense will issue and deliver to any such holder a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

      The parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:	AMERICAN WATER STAR, INC.
By:
Its:

PURCHASER/PURCHASERS:
Signature
Print Name
Soc. Sec. No
Address:
Telephone:
Facsimile:

Signature
Print Name
Soc. Sec. No.
Telephone:
Facsimile:

[10% Convertible Note Purchase Agreement Signature Page]

Schedule 1

Purchaser Name     Address & Telephone     Purchase Price      Principal Amount of Note

EXHIBIT A

FORM OF CONVERTIBLE NOTE
[NOT FOR EXECUTION]

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN WATER STAR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

AMERICAN WATER STAR, INC.
10% CONVERTIBLE NOTE

$_______________________	____________, 20___ Las Vegas, Nevada

FOR VALUE RECEIVED, AMERICAN WATER STAR, INC., a Nevada corporation (hereinafter called the "Company"), hereby promises to pay to ___________________________, whose address is _________________________________________________ (the "Holder") on order, without demand, the principal sum of $_____________, bearing interest at the rate of ten percent (10%) per annum, on _________________, 2003 (the "Maturity Date") (six (6) months following the issuance of this Note).

The following terms shall apply to this Note:

ARTICLE I
DEFAULT RELATED PROVISIONS

      1.1 Payment Grace Period. The Company shall have a ten (10) day grace period to pay any amounts due and payable under this Note after receipt of notice to convert (defined below)or election to receive cash payment (defined below).

      1.2 Conversion Privileges. The Conversion Privileges set forth in Article III shall remain in full force and effect until the Note is paid in full or otherwise satisfied by conversion privileges.

ARTICLE II
PAYMENT OF PRINCIPAL AND ACCRUED INTEREST

      2.1 Cash Payment. If the Holder of this Note elects not to convert payment of the outstanding principal amount plus accrued interest on this Note into shares of the Company's common stock, Holder shall give written notice to the Company of his/her/its election to receive cash payment pursuant to the Notice provisions set forth in Section 5.2 below. Such notice shall be delivered to the Company no later than thirty (30) days prior to the Maturity Date.

      2.2 Automatic Conversion. The outstanding principal amount and all accrued interest on this Note shall automatically be converted into shares of Common Stock at the then effective Conversion Price (defined below) in the event the Holder fails to deliver to the Company written notice of his/her/its intent to receive cash payment for the total indebtedness due under this Note no later than sixty (30) days prior to the Maturity Date (defined above).

ARTICLE III
CONVERSION RIGHTS

      The Holder shall have the right to convert the principal amount and interest due under this Note into shares of the Borrower's Common Stock as set forth below.

      3.1 Conversion into the Company's Common Stock.

(a) At any time, commencing two (2) months after issuance of this Note, the Holder shall have the right to convert the then outstanding principal amount thereof, together with all accrued and unpaid interest hereunder, at a conversion price of 50% discount to the previous 5-day average bid price per share (the "Conversion Price") into shares of Common Stock, provided, however, that in no event shall the Conversion Price be less than $0.25 or more than $1.00.

(b) Mechanics of Conversion. Before any holder of a Note shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the Note duly endorsed "Cancelled" at the office of the Company, and shall give written notice to the Company at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued (the "Notice of Conversion"). The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the Note is either delivered to the Company as provided above, or the holder notifies the Company that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after delivery of such Note or such agreement of indemnification, in the case of a lost Note, cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided, except that no fractional shares of Common Stock shall be issued. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

(c) Adjustments to Conversion Price. In the event that this Company at any time or from time to time after the date hereof, shall declare or pay, without consideration, any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of a Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subparagraph (c) above, then the Conversion Price, as then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note shall be convertible into, or in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Notes immediately before that change.

(e) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Notes and in the taking if all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Agreement, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of a Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Note, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

(g) Notices. In the event of any taking by the Company of a record of the holder of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to the holders of Notes at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares on conversion of the Notes pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized by unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval if any necessary amendment to this Agreement.

(j) Fractional Shares. No fractional shares shall be issued upon the conversion of the Notes. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

ARTICLE IV
EVENT OF DEFAULT

      The occurrence of any of the following events of default shall, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

      4.1 Failure to Pay Principal. The Company fails to pay any installment of principal when due and such failure continues for a period of ten (10) days after the due date.

      4.2 Breach of Covenant. The Company breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) days after written notice to the Company from the Holder.

      4.3 Breach of Representations and Warranties. Any material representation or warranty of the Company made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

      4.4 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      4.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

      4.6 Failure to Deliver Common Stock. The Company's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note.

ARTICLE V
MISCELLANEOUS

      5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices or other communications shall be sent to:

If to the Company: American Water Star, Inc.
4560 S. Decatur Blvd., Suite 204
Las Vegas, NV 89103
Attn: Thomas F. Krucker, Chairman
Telephone: (702) 740-7036
Facsimile: (702) 740-7037

With Copy to: Chapman & Flanagan, Ltd.
777 N. Rainbow Blvd., Suite 390
Las Vegas, NV 89107
Attn: Sean P. Flanagan, Esq.
Telephone: (702) 650-5660
Facsimile: (702) 650-5667

      If to the Holder, at the address set forth on Signature Page to the Purchase Agreement for such Holder

      5.3 Amendment Provision. The term Note and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

      5.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder, provided, however, that the Holder shall provide the Company with written notice of any such assignment no later than two (2) days following any such assignment.

      5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The Company, and, by accepting this Note, the Holder agree to submit to the jurisdiction of such courts.

      IN WITNESS WHEREOF, Company has caused this Note to be signed on this ____ day of _____________, 2003.

AMERICAN WATER STAR, INC. NOT FOR EXECUTIION By: Name: Title:

[CORPORATE SEAL]